Exhibit (21)
LIST OF SUBSIDIARIES (States of Formation)

100% Owned Subsidiaries of EastGroup Properties, Inc. (Maryland)

EastGroup Properties General Partners, Inc. (Delaware)
EastGroup Properties Holdings, Inc. (Delaware)
EastGroup TRS, Inc. (Delaware)

Partnerships and LLC's with Partners and Members Indented:

EastGroup Properties, LP (Delaware)
99% EastGroup Properties Holdings, Inc.
1% EastGroup Properties General Partners, Inc.
EastGroup Property Services, LLC (Delaware)
100% EastGroup Properties, LP
EastGroup Property Services of Florida, LLC (Delaware)
     100% EastGroup Property Services, LLC
EastGroup Kearn Creek, LLC (Delaware)
100% EastGroup Properties, LP
55 Castilian, LLC (Delaware)
80% EastGroup Properties, LP
20% BDC Castilian, LLC
University Business Center Associates (California)
80% Profit interest EastGroup Properties, LP
49% Capital interest EastGroup Properties, LP
31% Capital interest EastGroup Properties, Inc.
20% JCB Limited